EX-21.1
Subsidiaries of the Registrant

                                                                    Exhibit 21.1

Subsidiaries of the Registrant

Prisym Technologies, Inc. of Georgia, a Georgia corporation
G&R Marketing, Inc., an Illinois corporation
Microsouth, Inc., a Georgia corporation
tekgraf, inc., a Texas corporation
Computer Graphics Distributing Company, a Maryland corporation
Intelligent Products Marketing, Inc., a California corporation
IG Distributing, Inc., a California corporation
Tekgraf Sub I, Inc., a Georgia corporation
Tekgraf Sub II, Inc., a Georgia corporation
Tekgraf Sub III, Inc., a Georgia corporation